EXHIBIT 4.11

Sale Agreement

Seller (Party A): Minco Mining (China) Corporation
Buyer (Party B): Yan Dingyou (Personal ID: 43302219730329461X)(“Yan”)

Whereas:

Yuanling Minco Mining Ltd. (“Yuanling”) was incorporated in Yuanling Town, Hunan province in China on July 20, 2006. Legal address is: No. 2 Yingbin Avenue South, Yuanling Town, Yuanling County, Hunan province. Register capital is RMB 5 million. Minco China holds 100% of the equity interest in Yuanling.

Huaihua Tiancheng Mining Ltd. (“Huaihua”) was incorporated in Yuanling Town, Hunan province in China on August 25, 2006. Legal address is: No. 118 Cengzhou Street, Yuanling Town, Yuanling County, Hunan province. Register capital is RMB 0.5 million. Yuanling holds 100% of the equity interest in Huaihua.

Party A invested RMB 19,388,000 in Yuanling, including equity investment of RMB 5 million, and debt investment of RMB 14,388,000.

With regards to the transferring to Party B 100% Debt and Equity interest in Yuanling by Party A, the two parties, based on the equality and mutual benefits, enter this agreement:

Article 1: Representation and Warranty:

1.1 Party A’s warranty and representation:

1.1.1 Party A is the sole owner of this agreement.

1.1.2 Party A is free and clear of all mortgages, pledge, liens, charges, security interests, adverse claims, demands and encumbrances whatsoever.

1.1.3 Party A is not a party to any agreement, written or oral, creating rights in respect to the Yuanling Interest in any third party or relating to the voting of the Yuanling Interest.

1.1.4 Party A shall warranty that Yuanling and Huaihua has no debts and liabilities (the service agreement between Yuanling and Hengju Company (“Hengju”) is still effective, excluding the balance of RMB 50,000). Party A shall file the news release upon receiving the first payment from Party B.

1.1.5 Party A shall assist Yan with the Debt and Equity transfer procedure.

1.1.6 Yuanling owns the Gold Bull Mountain mining permit, which has expired. Yuanling has to submit the permit renewal application. Huaihua owns the Gold Bull Mountain general investigation exploration permit, which expires on Jun 28, 2015. Party A has paid for the exploration permit fee for the year of 2013 and 2014.

1.1.7 During the transfer process, Party A shall be responsible for the loss of Debt and Equity transfer.

1.2 Party B’s warranty and representation:

1.2.1 Party B complies with the relevant provisions of the law. The transfer agreement shall not be affected because of Party B’s own conditions and restrictions.

1.2.2 Party B has sufficient funds to complete the transfer. Party B shall ensure the transfer price be paid in accordance with the contract.

1.2.3 Party B shall pay for the change of ownership or registration fees, exclusive of the renewal fee for exploration permits.

1.2.4 Party B warrants and undertakes to pay: all the costs of registration, all the costs to protect the rights from the authority, including but not limited to all fees related to the exploration permit before expiry, mining licence, exploration permit renewal, and the assisting maintenance work done by Party A.

Article 2: Debt and Equity transfer

2.1 Agreement Party A agreed to transfer 100% equity interest and RMB 14,388,000 Debt in Yinyuan to Party B. Party B agreed on the agreement.

2.2 Transfer date: Jun 26, 2014

2.3 Transfer price: RMB 7 million

Article 3 Payment

3.1 Party B will make three payments to Party A.

3.2 First payment: Party B will transfer 30% (RMB 2.1 million) of the selling price to Party A within seven days from the date of signing this agreement.

3.2 Second payment: Before the equity and debt transfer request is formally submitted to the authorities, Party B shall transfer 55% (RMB 3.85 million) of the price

3.4 3rd payment: after completing the equity and debt transfer, Party A shall pass all documents and stamps to Party B. Within 7 days, Party B shall transfer the balance, 15% (RMB 1.05 million) of the price.

Article 4: The relevant agreements

4.1Both parties agree to complete the equity and debt transfer in 2 months. Party B shall not responsible of the Yuanling’s debts and liabilities before the transfer.

4.2 Yuanling signed a service agreement with Henju in 2011 to renew the permit, which is still effective. Party A has not paid the balance of RMB 50,000 to Henju. Yuanling will continue the service agreement with Henju following the transfer.

4.3 After the commencement of the contract, both parties shall appoint a representative to count Yuanling and Huaihua’s fixed assets andvarious documents to record and to sign. The record is made in two originals, and held by each party.

4.4 Before the completion of the Registration, Party A is responsible for keeping the company’s license, seal, financial seal, and other assets and business information.

4.5 After the completion of the Registration, Party A shall pass the company’s license, seal, financial seal, and other assets and business information to Party B. Party A shall lay off all the company’s employees. Party B shall be responsible for prospecting, mining safety, and environmental work.

4.6. Party B shall be responsible for the continuation of mining licence and relevant expenses. Party A shall assist Party B with obtaining the mining licence.

4.7 Before Huaihua’s exploration permit expires, Party A shall continue the exploration work on the project. Party B shall pay RMB50,000 to Party A for the exploration work. When Huaihua’s exploration permit expires, Party B will contract with a different unit to continue the exploration permit renewal. Party A may assist with relevant work, and the expenses will be claimed to Party B.

Article 5: Confidentiality

5.1 Both Parties shall strictly keep the transferring issue in confidence until it is full completed. However, the disclosures required by the appropriate law or judiciary shall be exceptional.

5.2 Both Parties shall ensure that goodwill is not impaired.

5.3 The violated party shall compensate the injured party for all direct economic losses resulting from its violation.

Article 6: Force majeure

6.1 Force majeure means unforeseeable, unavoidable and insurmountable event, and the impact of the event cannot be eliminated in accordance with reasonable effort and expense. Other events include, but are not limited to, earthquakes, acts, coups, wars or recognized international conventions.

6.2 If one party fails to perform any term or condition of this contract due to force majeure, the other party has the right to stop its duties. According to the impact of force majeure, the other party shall be exempt from some or all obligation.

Article 7: Duties in breach of the agreement

7.1 If Party B fails to make the payment within the specified date, Party B will be considered in breach of the agreement. Party A has the right to terminate the agreement. The received payments shall not be returned.

7.2 If Party B fails to make the remaining payment within the specified date, Party B shall pay the liquidated damages of RMB 1 million to Party A.

7.3 If Party A fails to obtain the approval for this agreement, or suffers from other dispute or litigation, causing damage to the subject of the agreement, Party A will be considered in breach of the agreement. Party A shall pay the liquidated damages of RMB 1 million to Party B.

7.4 For any failure to perform any term or condition of this Contract due to the force majeure, both parties are not held accountable.

Article 8: Miscellaneous

8.1. Amendment

8.1.1 Any amendments in this agreement shall be negotiated by both parties and be in writing. Supplemental agreements constitute an integral part of this contract, and have the same legal effect in the contract.

8.1.2 According to the contract, two parties can sign on the related documents, which is in accordance with the commercial registration authorities rule.

8.2 Severability If part of the terms of this contract are been identified invalid by a jurisdiction court or arbitration institution, the validity of the other provisions are not affected. Other provisions remain in force.

8.3. Integrity Both parties agree and acknowledge that any impact statements or commitment not prescribed in this contract do not form the basis of the contract, and therefore, are not to be used as a default condition and basis.

8.4 Applicable laws and solutions for the dispute Any disputes resulting from the implementation of this agreement or related to this agreement shall be solved through a friendly negotiation. If negotiation could not solve the disputes, both parties shall agree to submit the dispute to the People’s Court.

Article 9: Effectiveness

9.1 This agreement shall be effective on the date both parties sign or stamp on the agreement, Party A receives the first payment from Party B, and Party B receives the Debt and Equity transfer agreement.

9.2. If Party B fails to make the first payment to Party A as of July 15, 2014, all the rights and obligations set out in this agreement between Party A and Party B will be automatically invalid.

9.3. This contract is written in four originals that should be held by each party.

Minco Mining (China) Corporation                                                            Yan Dingyou

Signatory: /s/signed                                                                                      Signatory: /s/ signed

Date: June 28, 2014